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                                                                    Exhibit 99.1

P R E S S                                                         R E L E A S E
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

                         TRANSMEDIA NETWORK INC. TO LIST
                     COMMON STOCK ON AMERICAN STOCK EXCHANGE

MIAMI, FL, April 12, 2001 -- Transmedia Network Inc., the leading provider of transaction-based dining rewards programs, announced today that its common stock will commence trading on the American Stock Exchange (AMEX) under the ticker symbol TMN effective Monday, April 16, 2001.

"We continue to make significant progress toward meeting our business development goals, including having achieved profitability in our traditional business last quarter and showing continued strong growth in the quarter just completed, " said Gene Henderson, President and Chief Executive Officer of Transmedia Network. "Given our positive growth trend, we believe the service orientation and support of the AMEX, particularly as it relates to small- and mid-cap companies, is appropriate for our size and shareholder base."

Transmedia currently has 16.2 million common shares outstanding. The Company's common stock had been listed on the New York Stock Exchange (NYSE) since June of 1995. The Company also noted that it had decided not to pursue a planned appeal to the New York Stock Exchange regarding a rule change that required Transmedia to increase its total stockholders' equity within a prescribed period in order to continue its listing.

Transmedia, which was founded in 1985, and has been public since 1991, recently rebranded its dining rewards program as iDine. Since launching the new program last fall, the company has shown strong continued growth and has continued to expand its partnership with the major airline dining programs, including those offered by American, United and Delta. Transmedia has also introduced its new website, its corporate card T&E initiative and a multi-unit restaurant program. For the three-month period ended December 31, 2000, Transmedia's total operating revenues amounted to approximately $11.8 million on gross sales in the dining sector of $44.0 million.

Transmedia Network Inc. presently offers its 4.4 million members a variety of dining savings and rewards programs at more than 7,300 restaurants throughout the United States via means of a registered credit card. The dining savings are offered through the Company's programs, re-branded under the name iDine, and may be accessed through membership in airline frequent flyer programs, club memberships or other partnerships that have been established. Transmedia Network Inc. also offers rewards and loyalty programs through many well-known cataloguers and/or outlets for leisure travel. It also markets specialized credit card transaction processing systems to merchants.


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Statements in this release that are not strictly historical are
"forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, without limitation, the history of operating losses, susceptibility to merchant credit risk, and the possible delisting of the Company's common stock and Series A preferred stock, and are qualified in their entirety by cautionary language and additional risk factors set forth in the company's filings with the Securities and Exchange Commission.